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                                                                       EXHIBIT 4

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital of the Company consists of 100,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, without par value (the "Preferred Stock"). The following summary description of the Company's capital stock is qualified in its entirety by reference to the Restated Articles and the Restated Bylaws of the Company, copies of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

COMMON STOCK

  On March 31, 1997, there were 7,423,900 shares of Common Stock outstanding, held of record by 60 shareholders. Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders. There are no cumulative voting rights for the election of directors. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor, subject to preferences that may be applicable to any outstanding Preferred Stock. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this Offering will be, fully paid and nonassessable.

PREFERRED STOCK

  Pursuant to the Company's Restated Articles, the Company's Board of Directors has the authority, without further action by the shareholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix designations and powers, preferences and relative rights of such shares, and to increase or decrease the number of shares of any series subsequent to the issue of that series, but not below the number of shares of such series then outstanding. Shares of Preferred Stock which may be redeemed, purchased or acquired by the Company may be reissued except as otherwise provided by law. The issuance of Preferred Stock in certain circumstances may delay, deter or prevent a change in control of the Company, may discourage bids for the Common Stock at a premium over its market price and may adversely affect the market price of, and the voting and other rights of the holders of, the Common Stock. The Company currently has no plans to issue any Preferred Stock.

WARRANT

  As of May 26, 1997, there was one warrant outstanding to purchase 4,000 shares of Common Stock at a purchase price of $10.00 per share which was granted to the Company's counsel for legal services rendered in connection with this Offering. The warrant is currently exercisable in whole or in part, at any time and from time to time until February 2002. The warrant contains certain protections against dilution resulting from stock splits, stock dividends and similar events. The warrant may be exercised for cash or pursuant to certain cashless exercise provisions.

REGISTRATION RIGHTS

  In connection with the October 1996 purchase of SofTeach, the Company granted certain registration rights to the former shareholders of SofTeach (the "SofTeach Shareholders") who hold an aggregate of 42,000 shares of Common Stock. In connection with the February 1997 acquisition of Oxford, the Company granted certain "piggy-back" registration rights to the former shareholders of Oxford (the "Oxford Shareholders") who hold an aggregate of 280,000

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shares of Common Stock. At any time and from time to time after the date of this Prospectus under certain circumstances and limitations, the SofTeach Shareholders and the Oxford Shareholders may include their shares in any registration of the Company's Common Stock under the Securities Act on a form which permits registration of secondary shares, other than a registration relating solely to employee benefit plans, or a registration relating solely to a transaction under Rule 145 of the Securities Act, a transaction relating solely to the sale of debt or convertible debt instruments or a registration on any form (other than Form S-1, S-2 or S-3, or their successor forms) which does not include substantially the same information as would be required to be included in a registration statement covering the sale of such shares of Common Stock. In addition, one of the Oxford Shareholders, Mr. Ian C.H. Cunningham, has the right to include up to 13,300 shares of Common Stock in this Offering, and has elected to do so. See "Principal and Selling Shareholders" and "Shares Eligible for Future Sale."

WASHINGTON ANTI-TAKEOVER STATUTE

  Washington law contains certain provisions that may have the effect of delaying or discouraging a hostile takeover of the Company. In addition, Chapter 23B.19 of the WBCA prohibits a corporation, with certain exceptions, from engaging in certain significant business transactions with an "Acquiring Person" (defined as a person who acquires 10% or more of the corporation's voting securities without the prior approval of the corporation's board of directors) for a period of five years after such acquisition. The prohibited transactions include, among others, a merger with, disposition of assets to, or issuance or redemption of stock to or from, the Acquiring Person, or allowing the Acquiring Person to receive any disproportionate benefit as a shareholder. An Acquiring Person is further prohibited from engaging in significant business transactions with the target corporation unless the per share consideration paid to holders of outstanding shares of Common Stock and other classes of stock of the target corporation meet certain minimum criteria; provided, however, pursuant to recent legislative revisions effective July 27, 1997, the per share minimum criteria referenced above apply only to significant business transactions involving either (i) a merger, share exchange, or consolidation of a target corporation with an Acquiring Person or an affiliate or associate of the Acquiring Person, or (ii) the liquidation or dissolution of a target corporation proposed by, or pursuant to an agreement, arrangement, or understanding with an Acquiring Person or an affiliate or associate of an Acquiring Person, which transaction is not otherwise approved by an affirmative vote of a majority of the disinterested shareholders of the target corporation. These provisions may have the effect of delaying, deterring or preventing a change in control of the Company.

CERTAIN PROVISIONS IN RESTATED ARTICLES AND RESTATED BYLAWS

  Pursuant to the Company's Restated Articles, the Board of Directors of the Company is divided into three classes, as nearly equal in number as possible. One class is elected at each annual meeting of the shareholders, with the members of each class holding office for a three-year term or until successors of such class have been elected and qualified. The Company's Restated Bylaws provide that: (i) the Board of Directors consists of seven persons or so many as may from time to time be designated by the then-existing Board of
Directors: (ii) vacancies in the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors in office though less than a quorum of the Board of Directors; (iii) the entire Board of Directors, or any member thereof, may be removed only by the affirmative vote of at least two-thirds of shares then present and entitled to vote at an election of such directors at a special meeting of shareholders called expressly for that purpose; and (iv) director nominations not made in accordance with certain notice provisions may, at the discretion of the Chairman of the Board, be disregarded. It is possible that the provisions discussed above may delay, deter or prevent a change in control of the Company.

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DIRECTOR AND OFFICER INDEMNIFICATION AND LIABILITY

  The Restated Articles provide that no director shall be personally liable to the Company or its shareholders for monetary damages for conduct as a director, excluding, however, liability for acts or omissions involving intentional misconduct or knowing violations of law, illegal distributions or transactions from which the director receives benefits to which the director is not legally entitled. In addition, the Restated Bylaws provide for broad indemnification by the Company of its officers and directors in accordance with Washington law. Insofar as the indemnity for liabilities arising under the Securities Act may be permitted to directors or officers of the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services, 520 Pike Street, Suite 1220, Seattle, Washington 98101.

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